Exhibit 99

FOR IMMEDIATE RELEASE
---------------------

               COMMSCOPE REPORTS SECOND QUARTER 2003 RESULTS
-------------------------------------------------------------------------------


HICKORY, NC -- (AUGUST 11, 2003) CommScope, Inc. (NYSE: CTV) today announced second quarter results for the period ended June 30, 2003. The Company reported sales of $141.4 million and a net loss of $51.4 million, or $0.87 per share, for the second quarter. The net loss included CommScope's after-tax impairment charges of $0.34 per share and after-tax equity in losses of OFS BrightWave, LLC of $0.57 per share related to CommScope's minority ownership interest in this venture.

For the second quarter of 2002, the Company incurred a net loss of $42.5 million, or $0.69 per share, which included: a) after-tax charges of $12.9 million, or $0.21 per share, related to CommScope's write off of Adelphia Communications Corp. receivables; and b) after-tax charges of $34.9 million, or $0.56 per share, of equity in losses of OFS BrightWave.

CommScope's sales for the second quarter of 2003 were $141.4 million, compared to $155.0 million in the year-ago quarter and $129.4 million in the first quarter of 2003. The sequential increase in sales was primarily due to increased sales to broadband service providers other than Comcast Corporation, stronger Wireless sales and improved LAN sales. The year-over-year sales decline was due to lower global Broadband/Video sales.

Orders booked in the second quarter of 2003 were $138.4 million, compared to $157.2 million in the second quarter of 2002 and $135.1 million in the preceding quarter.

Despite rising material costs, total Company gross margin for the quarter rose about 170 basis points sequentially to 20.4% primarily due to increased sales volumes. Gross margin in the second quarter of 2002 was 20.5%.

Chairman and Chief Executive Officer Frank M. Drendel said, "In the midst of a challenging business environment with limited visibility, we are pleased to have increased sales and gross margin sequentially. Despite significant charges during the quarter, we generated $18.4 million in cash from operations."

IMPAIRMENT CHARGES
------------------
During the second quarter of 2003, the Company concluded that certain of its manufacturing assets had no future use in operations as a result of ongoing weak global business conditions. These assets, primarily used for broadband cable manufacturing, included uninstalled, underutilized and idle fixed assets in the United States and in CommScope's Brazilian facility.

CommScope recognized pretax impairment charges for fixed assets of $31.7 million, or $0.34 per share, during the second quarter. These charges included:
          o $21.4 million for domestic broadband cable manufacturing assets
          o $ 8.7 million for Brazilian manufacturing assets
          o $ 1.6 million for other domestic manufacturing assets

OFS BRIGHTWAVE RESULTS
----------------------
For the second quarter of 2003, OFS BrightWave had revenues of $21.8 million, a negative gross profit of $41.8 million and a net loss of $292.6 million. The net loss included charges of $257.9 million primarily related to fixed asset impairment, restructuring and cost reduction efforts.

CommScope recorded after-tax charges of $33.9 million, or $0.57 per share, in the second quarter of 2003 for equity in losses of OFS BrightWave related to the Company's minority investment in this venture.

The Furukawa Electric Co., Ltd. (Tokyo: 5801) previously announced a major global review of its optical fiber and fiber optic cable operations, which include OFS BrightWave. Furukawa also indicated that restructuring, special charges and job cuts might be necessary at certain manufacturing facilities during 2003 in order to reduce its cost structure. As part of the restructuring process, Furukawa reported that it plans to close the OFS BrightWave manufacturing facility in Brazil.

"We believe that OFS BrightWave has lowered its cost structure as a result of the restructuring during the second quarter," said Drendel. "However, CommScope expects ongoing pricing pressure and weak demand industry wide for fiber optic cable products at least through 2003. As a result, we continue to expect OFS BrightWave to incur losses at least through 2003."

OTHER SECOND QUARTER 2003 HIGHLIGHTS
------------------------------------
o Broadband/Video sales of $108.5 million were down 13% from the second quarter of last year, but rose 7% sequentially. Sales to Comcast represented approximately 17% of total Company sales for the quarter and were down $6 million sequentially. The year-over-year decline primarily resulted from lower sales to Charter Communications, Inc., as well as lower international and fiber optic cable sales. Worldwide Broadband/Video orders for the quarter were $106.7 million.

o International sales grew 8% sequentially to $27.2 million, but remained below year-ago levels of $33.9 million. International orders for the second quarter were $26.6 million.

o LAN sales increased 7% year-over-year and sequentially to $24.6 million. LAN sales benefited from improved project business and increasing fiber optic cable and apparatus sales. LAN orders for the quarter were $23.0 million.

o Wireless/Other Telecom sales were $8.3 million, up 63% sequentially and up 20% from the second quarter of 2002. CommScope has made steady progress communicating the Cell Reach(R) value proposition to customers and remains optimistic about long-term wireless opportunities. Wireless/Other Telecom orders were $8.7 million for the quarter.

o Selling, general and administrative (SG&A) expense was $21.8 million in the second quarter of 2003, compared to $20.1 million in the preceding quarter. SG&A was $41.1 million in the second quarter of 2002 and included pretax charges of $20.5 million for the write off of Adelphia receivables.

o Net cash provided by operating activities in the quarter was $18.4 million. Capital spending for the quarter was $0.7 million. The Company expects capital spending to be about $10 million for calendar year 2003.

o CommScope ended the second quarter of 2003 with $140.3 million in cash and cash equivalents, up from $121.7 million at the end of the first quarter.

OUTLOOK
-------
"While we see some signs of market stabilization, we remain cautious in our sales outlook and expect ongoing cost pressures, primarily related to the cost of polyethylene and other plastics," said Jearld L. Leonhardt, Executive Vice President and Chief Financial Officer. "As a result, we expect that CommScope's third quarter 2003 sales and gross margin will be slightly lower than to consistent with second quarter 2003 levels.

"Regarding cash flow, we expect to continue generating free cash flow (cash flow from operations less capital expenditures) during the second half of 2003. During July we received a $13.5 million tax refund primarily related to the carryback of 2002 deductible losses from OFS BrightWave and the write off of Adelphia receivables."

CONFERENCE CALL INFORMATION
---------------------------
CommScope will host a conference call to review second quarter results at 8:30 a.m. EDT today. You are invited to listen to the conference call or live webcast with Frank Drendel, Chairman and CEO; Brian Garrett, President and COO; and Jearld Leonhardt, Executive Vice President and CFO.

To participate in the conference call, domestic and international callers should dial 212-346-7488. Please plan to dial in 10-15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the conference call will also be available via the Internet at:

http://www.firstcallevents.com/service/ajwz386030158gf12.html

If you are unable to participate on the call and would like to hear a replay, you may dial 800-633-8284. International callers should dial 402-977-9140 for the replay. The replay ID is 21155711. The replay will be available through Friday, August 15. A webcast replay will also be archived for a limited period of time following the conference call via the Internet on CommScope's web site (http://www.commscope.com).

CommScope is the world's largest manufacturer of broadband coaxial cable for Hybrid Fiber Coaxial (HFC) applications and a leading supplier of high-performance fiber optic and twisted pair cables for LAN, wireless and other communications applications. Through its relationship with OFS, CommScope has an ownership interest in one of the world's largest producers of optical fiber and cable and has access to a broad array of connectivity components as well as technologically advanced optical fibers, including the zero water peak optical fibers used in the production of the LightScope ZWPTM family of products.

(Minimum requirements to listen to the broadcast and replay on the
Internet: The Windows Media Player software, downloadable free from http://www.microsoft.com/windows/windowsmedia/EN/default.asp, and at least a 28.8Kbps connection to the Internet. If you experience problems listening to the broadcast, send an email to webcastsupport@tfprn.com.)

This press release contains forward-looking statements regarding sales, gross margin, cash flows, outlook and expectations for CommScope and OFS BrightWave that are based on information currently available to management, management's beliefs and a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors that could cause the actual results to differ materially from those currently expected. The potential risks and uncertainties that could cause actual results to differ materially include, but are not limited to, expected demand from Comcast Corporation and other major domestic MSOs; telecommunications industry capital spending; industry consolidation; ability of our customers to secure adequate financing to fund their infrastructure projects or to pay us; product demand and industry excess capacity; changes or fluctuations in global business conditions; financial performance and limited control of OFS BrightWave; competitive pricing and acceptance of our products; changes in cost and availability of key raw materials, especially those that are available only from limited sources; ability to recover higher material and transportation costs from our customers through price increases; possible future impairment charges for goodwill and other long-lived assets; industry competition and the ability to retain customers; possible disruption due to customer or supplier bankruptcy, reorganization or restructuring; our ability to obtain financing and capital on commercially reasonable terms; covenant restrictions and our ability to comply with covenants in our debt agreements; successful operation of bimetals manufacturing and other vertical integration activities; successful expansion and related operation of our facilities; achievement of sales, growth and earnings goals; ability to achieve reductions in costs; ability to retain and attract key personnel; developments in technology; intellectual property protection; product performance issues; regulatory changes affecting us or the industries we serve; acquisition activities and the ability to integrate acquisitions; environmental issues; terrorist activity or armed conflict; political instability; major health concerns and other factors. For a more complete description of factors that could cause such a difference, please see CommScope's filings with the Securities and Exchange Commission. In providing forward-looking statements, the Company does not intend, and is not undertaking any duty or obligation, to update these statements as a result of new information, future events or otherwise.

CONTACTS:
PHIL ARMSTRONG                   BETSY LAMBERT, APR
INVESTOR RELATIONS               MEDIA RELATIONS
(828) 323-4848                   (828) 323-4873



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                              COMMSCOPE, INC.

              CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           (UNAUDITED -- IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                    Three Months Ended       Six Months Ended
                                                        June 30,                  June 30,
                                           ----------------------------  ----------------------------
                                               2003           2002           2003           2002
                                           -------------  -------------  -------------  -------------


Net sales                                     $ 141,422      $ 155,014      $ 270,790      $ 314,765
                                           -------------  -------------  -------------  -------------
Operating costs and expenses:
   Cost of sales                                112,623        123,291        217,874        247,617
   Selling, general and administrative           21,811         41,060         41,881         62,293
   Research and development                       1,455          1,783          3,044          3,778
   Impairment charges for fixed assets           31,728              -         31,728              -
                                           -------------  -------------  -------------  -------------
       Total operating costs and expenses       167,617        166,134        294,527        313,688
                                           -------------  -------------  -------------  -------------
Operating income (loss)                         (26,195)       (11,120)       (23,737)         1,077
Other income (expense), net                          (4)           746            205            359
Interest expense                                 (2,183)        (2,259)        (4,341)        (4,441)
Interest income                                     715            566          1,332          1,006
                                           -------------  -------------  -------------  -------------
Loss before income taxes and equity
   in losses of OFS BrightWave, LLC             (27,667)       (12,067)       (26,541)        (1,999)
Provision for income tax benefit                 10,237          4,465          9,820            740
                                           -------------  -------------  -------------  -------------
Loss before equity in losses of
   OFS BrightWave, LLC                          (17,430)        (7,602)       (16,721)        (1,259)
Equity in losses of OFS BrightWave, LLC         (33,945)       (34,889)       (37,727)       (42,880)
                                           -------------  -------------  -------------  -------------
Net loss                                      $ (51,375)     $ (42,491)     $ (54,448)     $ (44,139)
                                           =============  =============  =============  =============
Net loss per share:
   Basic                                      $   (0.87)     $   (0.69)     $   (0.92)     $   (0.71)
   Assuming dilution                          $   (0.87)     $   (0.69)     $   (0.92)     $   (0.71)

Weighted average shares outstanding:
   Basic                                         59,220         61,758         59,220         61,737
   Assuming dilution                             59,220         61,758         59,220         61,737

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                              COMMSCOPE, INC.
                   CONDENSED CONSOLIDATED BALANCE SHEETS

                    (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                                                  (Unaudited)
                                                                   June 30,          December 31,
                                                                     2003               2002
                                                                ---------------   --------------
                                   ASSETS


Cash and cash equivalents                                            $ 140,281        $ 120,102
Accounts receivable, less allowance for doubtful accounts of
   $14,605 and $11,811, respectively                                    71,471           64,787
Inventories                                                             37,437           36,254
Prepaid expenses and other current assets                               25,979           20,737
Deferred income taxes                                                   15,464           16,579
                                                                ---------------   --------------
       Total current assets                                            290,632          258,459

Property, plant and equipment, net                                     189,690          229,515
Goodwill, net of accumulated amortization of
   $59,561 and $59,520, respectively                                   151,349          151,334
Other intangibles, net of accumulated amortization of
   $41,182 and $39,930, respectively                                     7,583            8,835
Deferred income taxes                                                   33,282            3,572
Investment in and advances to OFS BrightWave, LLC                       51,574          111,528
Other assets                                                             8,860            9,425
                                                                ---------------   --------------
       Total Assets                                                  $ 732,970        $ 772,668
                                                                ===============   ==============

                    LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable                                                     $  18,122        $  18,483
Other accrued liabilities                                               29,088           26,005
                                                                ---------------   -------------
       Total current liabilities                                        47,210           44,488

Long-term debt                                                         183,300          183,300
Other noncurrent liabilities                                            32,506           27,345
                                                                ---------------   --------------
       Total Liabilities                                               263,016          255,133

Commitments and contingencies

Stockholders' Equity:
   Preferred stock, $.01 par value; Authorized shares:  20,000,000;
     Issued and outstanding shares:  None at June 30, 2003
     and December 31, 2002                                                  --               --
   Common stock, $.01 par value; Authorized shares:  300,000,000;
     Issued shares, including treasury stock: 61,762,667 at
     June 30, 2003 and December 31, 2002; Issued and
     outstanding shares: 59,219,567 at June 30, 2003 and
     December 31, 2002                                                     618              618
   Additional paid-in capital                                          383,541          383,541
   Retained earnings                                                   107,067          161,515
   Accumulated other comprehensive loss                                 (8,048)         (14,915)
   Treasury stock, at cost: 2,543,100 shares at June 30, 2003
     and December 31, 2002                                             (13,224)         (13,224)
                                                                ---------------   --------------
       Total Stockholders' Equity                                      469,954          517,535
                                                                ---------------   --------------
       Total Liabilities and Stockholders' Equity                    $ 732,970        $ 772,668
                                                                ===============   ==============
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                              COMMSCOPE, INC.

              CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                        (UNAUDITED -- IN THOUSANDS)

                                                                      Six Months Ended
                                                                         June 30,
                                                                ----------------------------
                                                                     2003           2002
                                                                -------------   ------------

OPERATING ACTIVITIES:
Net loss                                                            $ (54,448)     $ (44,139)
Adjustments to reconcile net loss to net cash
    provided by operating activities:
    Depreciation and amortization                                      17,433         18,279
    Equity in losses of OFS BrightWave, LLC, pretax                    59,970         68,146
    Impairment charges for fixed assets                                31,728             --
    Deferred income taxes                                             (27,463)       (20,688)
    Tax benefit from stock option exercises                                --            128
    Changes in assets and liabilities:                                 (4,620)        23,566
                                                                --------------   ------------
Net cash provided by operating activities                              22,600         45,292

INVESTING ACTIVITIES:
    Additions to property, plant and equipment                         (2,512)        (5,439)
    Proceeds from repayment of advance to OFS BrightWave, LLC              --         12,646
    Proceeds from disposal of fixed assets                                 75            164
                                                                --------------   ------------
Net cash (used in) provided by investing activities                    (2,437)         7,371

FINANCING ACTIVITIES:
    Principal payments on long-term debt                                   --         (1,371)
    Long-term financing costs                                          (1,195)          (336)
    Proceeds from exercise of stock options                                --          1,029
                                                                --------------   ------------
Net cash used in financing activities                                  (1,195)          (678)

Effect of exchange rate changes on cash                                 1,211          1,058
                                                                --------------   ------------
Change in cash and cash equivalents                                    20,179         53,043
Cash and cash equivalents, beginning of period                        120,102         61,929
                                                                --------------  -------------
Cash and cash equivalents, end of period                            $ 140,281      $ 114,972
                                                                 =============   ============
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